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EXHIBIT 3.1 RESTATED CERTIFICATE OF INCORPORATION


                          CERTIFICATE OF INCORPORATION
                                       OF
                              REPLIGEN CORPORATION

                Incorporated pursuant to an original Certificate
               of Incorporation filed with the Secretary of State
                                  May 29, 1981

                      We, the undersigned, for the purpose of restating the Certificate of Incorporation of Repligen Corporation (hereinafter referred to as the "corporation" or the "Company") under the laws of the State of Delaware, hereby certify as follows:

         FIRST. The name of the corporation is Repligen Corporation.

         SECOND. The address of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware, 19901. The name of the registered agent of the corporation at such address is The Prentice-Hall Corporation System, Inc.

         THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and specifically, without limiting the generality of the foregoing, to engage in research, development, manufacture and marketing of products produced in part by application of genetic engineering techniques.

         FOURTH. The total number of shares of stock which the Company shall have authority to issue is thirty-five million (35,000,000), of which thirty million (30,000,000) shares shall constitute Common Stock ("Common Stock"), each such share having a par value of one cent, and five million (5,000,000) shares shall constitute Preferred Stock ("Preferred Stock"), each such share having a par value of one cent.

         The powers, preferences and rights of the Common Stock and the Preferred Stock shall be as set forth below:

                                 PREFERRED STOCK

         1. DESIGNATION OF SERIES BY BOARD OF DIRECTORS. The shares of Preferred Stock may be divided by the Board of Directors into and issued in one or more series, and each series shall be designated so as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be identical with all other shares of Preferred Stock, except in respect of particulars which may be fixed by the Board of Directors as hereinafter provided pursuant to the authority which is hereby expressly vested in the Board of Directors. Each share of a series shall be identical in all respects with all other shares of such series, except as to the date from which dividends thereon (if any) shall be cumulative on any series as to which dividends are cumulative.

         2. TERMS THAT MAY BE SET BY BOARD OF DIRECTORS. Before any shares of Preferred Stock of any series shall be issued, the Board of Directors, pursuant to authority hereby expressly vested in it, shall fix by resolution or resolutions the following provisions in respect of the shares for each such series provided that such provisions are not inconsistent with the provisions of this Article FOURTH applicable to shares of all series of Preferred Stock then outstanding:

            (a) The distinctive designations of each such series and the number of shares which shall constitute such series, if any, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;


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            (b) The annual rate or amount of dividends payable on shares of such series, if any, whether such dividends shall be cumulative or non-cumulative, the conditions upon which and/or the dates when such dividends shall be payable and the date from which dividends on cumulative series shall accrue and be cumulative on all shares of such series issued prior to the payment date for the first dividend of such series;

            (c) Whether such series shall be redeemable or callable and, if so, the terms and conditions of such redemption or call, including the time or times when and the price or prices at which shares of such series shall be redeemed or called, and including the terms and conditions of any retirement or sinking fund for the purchase or redemption of shares of such series;

            (d) The amount payable on shares of such series in the event of liquidation, dissolution or winding up of the affairs of the Company;

            (e) Whether such series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class and, if so, the terms and conditions thereof, including the date or dates when such shares shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, the price or prices or the rate or rates at which shares of such series shall be so convertible or exchangeable, and any adjustments which shall be made, and the circumstances in which any such adjustments shall be made, in such conversion or exchange prices or rates;

            (f) Whether such series shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of such voting rights;

            (g) The conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption, or other acquisition by the Company or any subsidiary of, the Common Stock or of any other class (or other series of the same class) ranking junior to the shares of such series as to dividends or upon liquidation, dissolution or winding up;

            (h) The conditions and restrictions, if any, on the creation of indebtedness of the Company, or any subsidiary, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation, dissolution or winding up; and

            (i) Such other powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as shall not be inconsistent with any such resolution or resolutions previously adopted as to shares then still outstanding or with the laws of the State of Delaware.

         3. CONSIDERATION FOR ISSUANCE. The authorized but unissued shares of Common Stock and the authorized but unissued shares of Preferred Stock of the Company may be issued for such consideration, having a value, not less than the par value thereof (if any), as is determined from time to time by the Board of Directors.

         4. MATTERS PERTAINING TO VOTING.

            (a) Except as otherwise determined by the provisions of this Article FOURTH or pursuant to authority of the Board of Directors as hereinbefore provided or by the General Corporation Law of the State of Delaware, all voting rights shall be vested exclusively in the holders of the outstanding shares of Common Stock and each such holder shall be entitled to one (1) vote per share for all purposes for such share of Common Stock held of record by him.

            (b) Except as otherwise determined pursuant to authority of the Board of Directors as hereinbefore provided, or by the General Corporation Law of the State of Delaware, the holders of shares of Preferred Stock shall not be entitled to vote for any purpose nor shall they be entitled to notice of meetings of stockholders.


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         FIFTH. The corporation is to have perpetual existence.

         SIXTH. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

         SEVENTH. The corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as that section may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under that section against any expenses, liabilities or other matters referred to in or covered by that section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         EIGHTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

         The foregoing provisions of this Article EIGHTH shall not eliminate the liability of a director for any act or omission occurring prior to the date on which this Article EIGHTH becomes effective.

         If the General Corporation Law of the State of Delaware is amended after approval of this Article EIGHTH by the stockholders to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the General Corporation Law of the State of Delaware, as so amended.

         Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         NINTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation

         TENTH. This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the corporation in accordance with the provisions of Section 245 of the Delaware General Corporation Law. This Restated Certificate of Incorporation only restates and integrates, and does not further amend, the provisions of the corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         Signed this 30th day of June, 1992.


                                        /s/ Sandford D. Smith
                                        --------------------------------------
                                         Sandford D. Smith,
Attest:                                  President and Chief Executive Officer
/s/ Ramesh L. Ratan
-------------------------------
Ramesh L. Ratan
Senior Vice President,
Administration, Chief
Financial Officer and Secretary


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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

         Repligen Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY pursuant to Section 242 of the DGCL:

         FIRST: That the Board of Directors of Repligen Corporation (the "Corporation"), by unanimous written consent dated June 21, 1999 in accordance with the provisions of Sections 141(f) and 242 of the DGCL, duly and validly adopted the following resolutions:

RESOLVED:     To amend, restate or amend and restate the Certificate of
              Incorporation to allow the Company the authority to issue forty-five million (45,000,000) shares of capital stock, of which forty million (40,000,000) shares shall constitute Common Stock
              ("Common Stock"), each share having a par value of one cent, and five million (5,000,000) shares shall constitute Preferred Stock
              ("Preferred Stock"), each such share having a par value of one cent.

RESOLVED:     That the Board of Directors deems the proposal set forth
              immediately above advisable and in the best interest of the Corporation and its stockholders; and that the approval of such proposal be recommended to the stockholders for approval at the Annual Meeting of Stockholders of the Corporation.

RESOLVED:     That the officers of the Corporation hereby are and each of them hereby is authorized to execute all such instruments, make all such payments and do all such other acts and things as in their opinion, or in the opinion of any of them, may be necessary or appropriate in order to carry out the intent and purposes of the foregoing resolutions.

         SECOND: That the stockholders of the Corporation duly adopted such resolutions stated immediately above and approved of the amendment to the Certificate of Incorporation of the Corporation by a vote of the stockholders of the Corporation at the Annual Meeting of Stockholders held on September 16, 1999, in accordance with the provisions of Section 242 of the DGCL.

         THIRD: That the aforesaid amendment was duly adopted by such written consent of the Board of Directors of the Corporation and by a vote of the stockholders of the Corporation in accordance with the applicable provisions of
Section 242 of the DGCL, and the first paragraph of Article Fourth of the Certificate of Incorporation is hereby deleted in its entirety and replaced in its entirety to read as follows:

 "FOURTH. The total number of shares of stock which the Company shall have authority to issue is forty-five million (45,000,000), of which forty million (40,000,000) shares shall constitute Common Stock ("Common Stock"), each such share having a par value of one cent, and five million (5,000,000) shares shall constitute Preferred Stock ("Preferred Stock"), each such share having a par value of one cent."


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         IN WITNESS WHEREOF, said Repligen Corporation has caused this certificate to be executed by Walter C. Herlihy, its President and Chief Executive Officer, and attested to by Barbara Burnim-Day, its Director of Finance, on this 17th day of September, 1999.

                                REPLIGEN CORPORATION


                                By:  /s/ Walter C. Herlihy
                                     -------------------------------------
                                     Walter C. Herlihy
                                     President and Chief Executive Officer

ATTEST:


By:   /s/ Barbara Burnim Day
      ----------------------
      Barbara Burnim Day
      Director of Finance


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